Exhibit 99.1

Masimo Reports Fourth Quarter and Full Year 2009 Financial Results

Fourth Quarter 2009 Highlights:

•	Product revenues of $80.5 million, up 12% compared to the fourth quarter last year

•	Rainbow revenues of $5.8 million, up 23% compared to the fourth quarter last year

•	Shipped 30,400 Masimo SET and Masimo Rainbow SET pulse oximeter units

•	Diluted EPS of $0.23

Full Year 2009 Highlights:

•	Product revenues of $300.1 million, up 16% compared to 2008

•	Rainbow revenues of $19.5 million, up 46% compared to 2008

•	Shipped over 111,000 Masimo SET and Masimo Rainbow SET pulse oximeter units in 2009

•	Diluted EPS of $0.88

Irvine, California, February 16, 2010 – Masimo (NASDAQ: MASI), the inventor of Pulse CO-Oximetry and Measure-Through Motion and Low Perfusion pulse oximetry, today announced its financial results for the fourth quarter and year ended January 2, 2010.

Masimo’s fourth quarter product revenues rose 12% to $80.5 million, compared to $71.6 million for the fourth quarter of 2008. Revenues from Masimo Rainbow SET products rose 23% to $5.8 million in the fourth quarter. Including royalty revenues, Masimo’s total revenues for the fourth quarter were $92.6 million, up 11% from $83.1 million for the fourth quarter of 2008.

Net income for the fourth quarter was $14.1 million, or $0.23 per diluted share, compared to a net loss of approximately $530,000, or $0.01 per share in the same period last year, which included a $14.9 million, or $0.25 per share, tax charge related primarily to the prepayment of licensing rights to utilize pre-existing intangibles as part of the implementation of a new international business organization and structure.

For 2009, Masimo product revenues rose 16% to $300.1 million, compared to $259.6 million in 2008. Revenues from Masimo Rainbow SET products rose 46% to $19.5 million in 2009. Including royalty revenues, 2009 total revenues were $349.1 million, up 14% from $307.1 million in 2008. Total 2009 direct and distribution revenues were $241.7 million, up 20% from $201.1 million in 2008 while OEM revenues were unchanged at $58.4 million.

Masimo reported 2009 net income of $53.2 million, or $0.88 per diluted share, compared to $31.9 million, or $0.53 per diluted share in 2008, which included the $0.25 per share tax charge related to the prepayment of licensing rights to utilize pre-existing intangibles as part of the implementation of its new international business organization and structure.

During the fourth quarter, the company shipped 30,400 Masimo SET pulse oximetry and Masimo Rainbow SET Pulse CO-Oximetry units, excluding handheld units, compared to 31,700 in the same period last year. Based on a 10-year average useful life assumption, the company estimates its worldwide installed base as of January 2, 2010 to be approximately 724,000 units, compared to approximately 625,000 for the same period last year.

Joe E. Kiani, Chairman and Chief Executive Officer of Masimo, said, “We focus on inventing and delivering breakthrough noninvasive vital signs monitors that help clinicians make better and faster decisions in order to improve the quality and efficiency of patient care. Our fourth quarter and full year 2009 financial results show the fundamental strength of our innovation engine and business model. We attribute our sustained growth to the power of our core Masimo SET pulse oximetry platform, combined with our Masimo Rainbow Pulse CO-Oximetry offering, which is extending use of noninvasive measurements to new applications such as carboxyhemoglobin, methemoglobin, hemoglobin and beyond.”

As of January 2, 2010, cash, cash equivalents and short-term investments totaled $189.0 million, up 29% from $146.9 million at January 3, 2009.

Financial Guidance

Masimo expects fiscal 2010 total revenues to be between $390 million and $405 million, including product revenues between $345 million and $360 million, and royalty revenues between $44 million and $46 million. The company expects fiscal 2010 earnings per share to be between $1.12 and $1.18, including approximately $0.15 from a one-time gain related to resolution of an anticompetitive legal matter with Covidien in the first quarter of 2010, offset by expected incremental one-time spending associated with this recovery. The company’s guidance also includes an increase in 2010 non-cash stock-based compensation expense to $14.7 million from $10.7 million in 2009. The components of Masimo’s guidance set forth above are estimates only and actual performance could differ.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation code for both dial-in numbers is 52590350. A live web cast of the conference call will be available online from the “Investor Relations” page of the company’s corporate web site at www.masimo.com. After the live web cast, the call will remain available on Masimo’s website through March 16, 2010. In addition, a telephonic replay of the call will be available through March 2, 2010. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 52590350.

About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET® Pulse CO-OximetryTM, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and PVI®, in addition to SpO2, pulse rate, and perfusion index (PI). In 2009, Masimo introduced Masimo Rainbow SET® Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa). Masimo’s Rainbow platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations, prospects and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and expectations for total revenues, including royalty revenues, product revenues and Rainbow revenues, non-cash stock based compensation charges, and GAAP earnings per share for the full fiscal year 2010. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo Rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any new products and technologies of ours; obtaining regulatory approval of our current and future products and technologies, including the recently announced total hemoglobin measurement; the risk that the implementation of our international realignment, will not produce the anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Masimo Corporation

Investor Contact:

Sheree Aronson

Vice President, Investor Relations

Masimo Corporation

(949) 297-7043

saronson@masimo.com

Media Contact:

Dana Banks

Manager, Public Relations

Masimo Corporation

(949) 297-7348

dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, RRa, Radical-7, Rad-87, Rad-57, Rad-9, Rad-8, Rad-5, Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 2, 2010	January 3, 2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$132,054	$146,910
Short-term investments	56,989	—
Accounts receivable, net of allowance for doubtful accounts	38,897	30,715
Royalties receivable	11,500	11,375
Inventories	31,559	27,400
Prepaid expenses	5,447	4,780
Deferred tax assets	11,585	10,511
Other current assets	1,357	551

Total current assets	289,388	232,242
Deferred cost of goods sold	28,163	28,431
Property and equipment, net	11,682	12,979
Deferred tax assets	11,500	8,781
Intangible assets, net	9,829	7,410
Other assets	5,783	3,505

Total assets	$356,345	$293,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,716	$15,914
Accrued compensation	17,793	15,607
Accrued liabilities	9,754	5,566
Income taxes payable	477	10,862
Deferred revenue	14,641	17,233
Current portion of long-term debt	60	465

Total current liabilities	59,441	65,647
Long-term debt, less current portion	171	157
Other liabilities	7,045	8,046

Total liabilities	66,657	73,850
Stockholders’ equity
Common stock	58	57
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	195,690	179,666
Accumulated other comprehensive income (loss)	63	(7)
Retained earnings	94,112	40,884

Total Masimo Corporation stockholders’ equity	288,714	219,391
Noncontrolling interest	974	107

Total stockholders’ equity	289,688	219,498

Total liabilities and stockholders’ equity	$356,345	$293,348

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Revenue:
Product	$80,453	$71,638	$300,143	$259,592
Royalty	12,160	11,428	48,972	47,482

Total revenue	92,613	83,066	349,115	307,074
Cost of goods sold	26,796	24,537	100,313	89,454

Gross profit	65,817	58,529	248,802	217,620
Operating expenses:
Research and development	8,940	7,197	31,701	25,495
Selling, general and administrative	35,455	31,007	134,577	120,069
Antitrust litigation	70	215	298	706

Total operating expenses	44,465	38,419	166,576	146,270

Operating income	21,352	20,110	82,226	71,350
Non-operating income (expense):
Interest income	17	176	178	2,305
Interest expense	(4)	(31)	(75)	(753)
Other	(435)	(276)	(149)	(511)

Total non-operating income (expense)	(422)	(131)	(46)	1,041

Income before provision for income taxes	20,930	19,979	82,180	72,391
Provision for income taxes	6,744	20,509	28,158	40,464

Net income (loss) including noncontrolling interest	14,186	(530)	54,022	31,927
Net income attributable to noncontrolling interest	(126)	—	(794)	—

Net income (loss) attributable to Masimo Corporation	$14,060	$(530)	$53,228	$31,927

Net income (loss) per share attributable to Masimo Corporation stockholders:
Basic	$0.24	$(0.01)	$0.92	$0.57

Diluted	$0.23	$(0.01)	$0.88	$0.53

The following table presents details of the share-based payment expense that is included in each functional line item in the condensed consolidated statements of operations above (in thousands):
	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Cost of goods sold	$140	$98	$413	$257
Research and development	663	609	2,541	2,236
Selling, general and administrative	$1,968	$1,271	$7,720	$5,223

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Twelve Months Ended
	January 2, 2010	January 3, 2009
Cash flows from operating activities:
Net income including noncontrolling interest	$54,022	$31,927
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	5,979	5,745
Share-based payment	10,674	7,716
Loss on disposal of property and equipment	5	91
Provision for doubtful accounts	733	108
Provision for obsolete inventory	232	1,352
Provision for warranty costs	2,220	1,646
Provision (benefit) for deferred income taxes	(3,566)	447
Income tax benefit from exercise of stock options granted prior to January 1, 2006	2,758	17,201
Excess tax benefits from share-based payment arrangements	(215)	(1,889)
Changes in operating assets and liabilities:
Increase in accounts receivable	(8,982)	(3,191)
(Increase) decrease in royalties receivable	(125)	2,491
Increase in inventories	(3,929)	(5,588)
(Increase) decrease in deferred cost of goods sold	309	(2,232)
(Increase) decrease in prepaid expenses	(636)	2,322
(Increase) decrease in other assets	(3,065)	1,163
Increase in accounts payable	777	1,264
Increase in accrued compensation	1,926	3,121
Increase (decrease) in accrued liabilities	1,935	(2,485)
Increase (decrease) in income taxes payable	(10,169)	12,754
Increase (decrease) in deferred revenue	(2,518)	111
Increase (decrease) in other liabilities	(1,244)	4,104

Net cash provided by operating activities	47,121	78,178

Cash flows from investing activities:
Purchases of property and equipment	(3,636)	(6,852)
Purchase of short-term investments	(56,989)	—
Increase in intangible assets	(1,851)	(2,523)
Increase in restricted cash	(15)	(67)
Cash paid for acquisitions	(1,981)	—

Net cash used in investing activities	(64,472)	(9,442)

Cash flows from financing activities:
Repayments on long-term debt	(450)	(30,436)
Proceeds from issuance of common stock	2,575	9,755
Excess tax benefits from share-based payment arrangements	215	1,889
Dividends paid	—	(13)

Net cash provided by (used in) financing activities	2,340	(18,805)

Effect of foreign currency exchange rates on cash	155	246

Net increase (decrease) in cash and cash equivalents	(14,856)	50,177
Cash and cash equivalents at beginning of period	146,910	96,733

Cash and cash equivalents at end of period	$132,054	$146,910